EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cellceutix Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cellceutix Corporation (the “Company”) of our report dated September 15, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in Cellceutix Corporation's Annual Report on Form 10-K for the year ended June 30, 2014. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York

October 30, 2014